[GRAPHIC OMITTED]                     Memo





October 28, 1998

To:                  Stockholders of Watson Wyatt & Company

From:                Walter W. Bardenwerper, Secretary

Subject:             Attached Proxy Statement and Ballot
-------------------- -------------------------------------------------------
Attached as a Word 6.0 document is the Annual Proxy Statement and Ballot in connection with the upcoming Annual Shareholder's Meeting. As you will see, this year's Proxy Statement relates to the annual election of directors, and a proposal to amend the Bylaws of the Company to more specifically describe permitted liens arising in connection with loan programs established by the Board of Directors (the "Bylaw Amendment Proposal"). As stated in the attached Notice of the Annual Shareholders' Meeting which accompanies the Proxy, the proxies are being solicited by the Board of Directors who recommend a vote in favor of the proposed slate of nominees to the Board of Directors and a vote in favor of the Bylaw Amendment Proposal. The date of the Annual Shareholders' Meeting is November 19, 1998.

To ensure proper formatting of the Proxy Statement and Ballot, please view and print the document using Word 6.0. If you have any difficulty retrieving or printing the Proxy statement or the Ballot, please first contact your Office Administrator who will assist you or will provide you with hard copies. Any stockholder may also, if necessary, obtain a hard copy of the Proxy Statement and Proxy Ballot by contacting me or Elaine Wiggins at this office.



PLEASE READ THE PROXY DOCUMENT AND COMPLETE, SIGN AND DATE YOUR PROXY BALLOT AND RETURN IT TO YOUR OFFICE ADMINISTRATOR IN A SEALED ENVELOPE NO LATER THAN NOVEMBER 11, 1998.

Thank you.